UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PMA Capital Corporation
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PMA Capital Corporation
380 Sentry Parkway
Blue Bell, Pennsylvania 19422
____________________________________

Notice of 2005 Annual Meeting of Shareholders
To Be Held May 5, 2005
____________________________________

Dear Shareholder:

On Thursday, May 5, 2005, we will hold our Annual Meeting of Shareholders at our corporate offices, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422. The Annual Meeting will begin at 9:00 a.m., local time.

We are holding the Annual Meeting to:

1.	Elect four directors to serve until the 2008 Annual Meeting and until their successors are elected; and

2.	Ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2005.

The Board recommends that you vote FOR items 1 and 2. We will also transact any other business properly presented at the meeting and any adjournments of the meeting.

Only shareholders of record at the close of business on March 18, 2005 are entitled to vote at the Annual Meeting and any adjournments. A copy of our 2004 Annual Report to shareholders accompanies this notice.

By Order of the Board of Directors,

Neal C. Schneider
March 29, 2005	Chairman of the Board

You are cordially invited to attend the meeting. Whether or not you plan to attend in person, please mark, date, sign and mail the enclosed proxy. A return envelope requiring no postage is enclosed for your convenience.

i

PMA CAPITAL CORPORATION
380 Sentry Parkway
Blue Bell, Pennsylvania 19422

_______________________

Proxy Statement
________________________

GENERAL INFORMATION ABOUT OUR ANNUAL MEETING

You are being sent this proxy statement and the enclosed proxy in connection with the solicitation by our Board of Directors of proxies to be voted at the Annual Meeting and at any adjournments. The approximate date of mailing of this proxy statement and the enclosed proxy is April 6, 2005.

When and where is the Annual Meeting?

The Annual Meeting will be held on Thursday, May 5, 2005, at 9:00 a.m., local time. The Annual Meeting will be held at our corporate offices, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422.

What proposals am I being asked to vote on?

You are being asked to vote on two proposals:

1.	The election of four directors to serve until the 2008 Annual Meeting and until their successors are elected; and

2.	The ratification of the appointment of our independent auditors for 2005.

You can find information about these proposals in this proxy statement.

Who is entitled to vote at the Annual Meeting?

Only holders of record of our Class A common stock as of the close of business on March 18, 2005, are entitled to vote at the Annual Meeting. As of the close of business on March 18, 2005, we had outstanding 31,630,006 shares of Class A common stock. Each holder of Class A common stock is entitled to cast one vote for each share of Class A common stock held.

What constitutes a quorum?

In order to transact business at the Annual Meeting, we must have a “quorum,” or the presence of persons holding a prescribed number of shares of Class A common stock. The holders of Class A common stock representing a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum. If you submit a properly executed proxy card, even if you abstain from voting or withhold your vote, you will be considered present at the Annual Meeting and, therefore, part of the quorum. Broker non-votes will also be counted as part of the quorum. Generally, broker non-votes occur when a broker does not receive voting instructions with respect to a proposal from a beneficial owner and does not have discretionary authority to vote on that proposal.

How do I vote?

There are two ways to vote:

1.	In person. Attend the Annual Meeting and vote your shares, or send a personal representative with an appropriate proxy.

If you hold your shares in “street name” (i.e., through a broker-dealer or other financial institution) and you want to vote at the Annual Meeting, you will need to obtain a form of proxy from the institution that holds your shares.

If you hold share equivalents through the PMA Capital Stock Fund of the PMA Capital Corporation 401(k) Plan, you cannot vote your share equivalents at the Annual Meeting. Instructions on voting 401(k) share equivalents are described in more detail below.

2.
By mail. Mark, date, sign and mail the enclosed proxy card in the prepaid envelope. If you return your proxy card but do not mark your voting preference, the individuals named as proxies will vote your shares for each item described in this proxy statement.

Can I revoke my proxy and change my vote after I return my proxy card?

Yes. There are three ways to revoke your proxy:

1.	In person. You may revoke a previously submitted proxy vote by attending and voting in person or by personal representative with an appropriate proxy card at the Annual Meeting.

2.
In writing. You may give written notice of your revocation to our Corporate Secretary, which must be received before the Annual Meeting begins. Your letter should contain the name in which your shares are registered, the date of the proxy you are revoking, your new voting instructions and your signature.

3.	By proxy. You may revoke your proxy by submitting a later-dated proxy card. We must receive the later-dated proxy card before the Annual Meeting begins.

How do I vote my 401(k) shares?

If you have invested in the PMA Capital Stock Fund of the PMA Capital Corporation 401(k) Plan, you do not actually own shares of Class A common stock; Vanguard Fiduciary Trust Company, the plan trustee, does. However, you do have “pass through voting rights” based on the amount of money you have invested in the PMA Capital Stock Fund.

You may exercise your pass through voting rights only by completing the proxy card from the Plan’s trustee mailed with this proxy statement. The proxy card acts as a voting instruction to the Plan’s trustee. The trustee must receive your instructions prior to the Annual Meeting to vote your share equivalents in accordance with your instructions. If your voting instructions are not received by the date that the trustee specifies, the trustee will vote the share equivalents credited to your account in the same proportion that it votes share equivalents for which it did receive timely instructions.

What does it mean if I get more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. For example, if you hold share equivalents through the PMA Capital Corporation 401(k) Plan and you hold shares directly as a record holder, you will receive two sets of proxy materials, including two proxy cards. Please complete and return all of the proxy cards you receive to ensure that all of your shares are voted.

How will voting on any other business be conducted?

Although we do not presently know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to the proxies named in the proxy to vote on such matters in their discretion.

Who pays for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Solicitation will be made by mail and may also be made on our behalf by our officers, directors and employees in person or by telephone. We will reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for sending proxies and proxy materials to beneficial owners.

Will the Annual Meeting be accessible through the Internet?

Yes. We will provide “real time” access to the Annual Meeting through webcasting. This will allow you to hear the Annual Meeting without actually being present in Blue Bell, Pennsylvania. Please note that the webcast will be in “listen only” mode. This means that shareholders listening to the Annual Meeting through the webcast will not be able to ask questions or vote their shares as if present at the Annual Meeting. Further, shareholders accessing the Annual Meeting through the webcast will not be counted for purposes of determining whether a quorum is present. Therefore, even if you intend to access the meeting through the webcast, it is very important that you complete and return your proxy card prior to the Annual Meeting.

To access the Annual Meeting through our webcast, please visit the Investor Information section of our website at www.pmacapital.com or call our Investor Relations department at (215) 665-5046 for further information.

BENEFICIAL OWNERSHIP OF CLASS A COMMON STOCK

Beneficial Ownership by Directors and Executive Officers

The following table shows, as of March 1, 2005, the shares and percentage of our Class A common stock beneficially owned by (i) each director and each nominee for director; (ii) each executive officer named in the Summary Compensation Table located elsewhere in this proxy statement; and (iii) all of our executive officers and directors as a group.

Unless otherwise indicated, each person has sole voting power with respect to shares shown as beneficially owned by such person. For purposes of calculating the number and percentage of shares beneficially owned, the number of shares of Class A common stock deemed outstanding consists of 31,683,961, plus the number of shares of Class A common stock underlying options held by the named person that are exercisable or will become exercisable within 60 days.

Name of Individual or Identity of Group	Class A Common Stock Beneficially Owned	Percent of Class

Peter S. Burgess	17,009		*
Joseph H. Foster	17,025	(1)	*
Charles T. Freeman	--		*
Thomas J. Gallen	4,346	(2)	*
Anne S. Genter	4,046		*
James C. Hellauer	12,010	(3)	*
Richard Lutenski	17,009		*
James F. Malone III	542,300		1.7%
Edward H. Owlett	700,230	(4)	2.2%
Roderic H. Ross	13,396		*
L.J. Rowell, Jr.	5,347	(5)	*
Neal C. Schneider	53,346		*
Vincent T. Donnelly	460,854	(6)	1.4%
William E. Hitselberger	118,720	(7)	*
Robert L. Pratter	132,670	(8)	*
Henry O. Schramm II	96,985	(9)	*
John Santulli III	92,550	(10)	*
All executive officers and directors as a group (17 persons)	2,287,843	(11)	7.1%
__________
*Less than 1%.

(1)
Does not include approximately 11,986 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(2)
Does not include approximately 1,605 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(3)	Includes 2,000 shares of Class A common stock held in an irrevocable trust for which Mr. Hellauer’s wife serves as trustee.
(4)
Includes: (i) 353,700 shares of Class A common stock held in certain Owlett family trusts; (ii) 28,500 shares of Class A common stock held by Mr. Owlett's wife; (iii) 311,230 shares of Class A common stock held jointly by Mr. Owlett and his wife; and (iv) 6,800 shares of Class A common stock held in non-family trusts for which Mr. Owlett serves as trustee. Mr. Owlett disclaims beneficial ownership of the shares held by his wife, of 296,700 shares of Class A common stock held by one of his family trusts and of all the shares held in the non-family trusts.

(5)
Does not include approximately 2,054 share equivalents, which track the economic performance of the Class A common stock but do not carry voting rights, owned through the Deferred Compensation Plan for Non-Employee Directors and which are payable in cash only.

(6)	Includes options to purchase 381,175 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1, 2005 under our equity incentive plans.
(7)
Includes 150 shares of Class A common stock held in trust for Mr. Hitselberger’s children and options to purchase 98,150 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1, 2005 under our equity incentive plans.

(8)
Includes 3,500 shares of Class A common stock held by Mr. Pratter’s child who resides in his household and to which Mr. Pratter disclaims beneficial ownership, and options to purchase 101,875 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1, 2005 under our equity incentive plans.

(9)	Includes options to purchase 89,660 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1, 2005 under our equity incentive plans.
(10)	Includes options to purchase 85,900 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1, 2005 under our equity incentive plans.
(11)
Includes options to purchase 756,760 shares of Class A common stock that are currently exercisable or will become exercisable within 60 days of March 1, 2005 under our equity incentive plans, but does not include share equivalents under the Deferred Compensation Plan for Non-Employee Directors.

Principal Beneficial Owners of Class A Common Stock

The following table shows those shareholders known to us to beneficially own more than 5% of the outstanding shares of Class A common stock.

Name & Address	Class A Common Stock	Percent of Class

NWQ Investment Management Company, LLC(1) 2049 Century Park East Los Angeles, CA 90067-3103	2,586,877	8.20%
Owl Creek Asset Management, L.P.(2) 410 Park Avenue, Suite 420 New York, New York 10022	2,390,037	7.51%
Aegis Financial Corporation(3) 1100 North Glebe Road, Ste. 1040 Arlington, VA 22201	1,879,651	5.90%
Dimensional Fund Advisors, Inc.(4) 1299 Ocean Ave., 11th Floor Santa Monica, CA 90401	1,682,075	5.31%
________
(1)
Based solely on a Schedule 13G/A, dated February 11, 2005, NWQ Investment Management Company, LLC (“NWQ”) has sole voting power over 2,428,947 shares of Class A common stock and sole dispositive power over 2,586,877 shares of Class A common stock. Due to the dispositive power over the shares of Class A common stock, NWQ may be deemed to beneficially own such shares, which are owned by clients of NWQ. The percentage of class beneficially owned is as reported in such Schedule 13G/A and is as of December 31, 2004.

(2)
Based solely on a Schedule 13D/A, dated March 21, 2005, Owl Creek Asset Management, L.P. (“Owl Creek”) shares voting and dispositive power over 1,387,910 shares of Class A common stock with the entities and person listed below. The following entities and person share voting and dispositive power with Owl Creek over the number of shares of Class A common stock listed below:

•	Owl Creek I, L.P.; 128,387 shares;
•	Owl Creek II, L.P.; 873,740 shares;
•	Owl Creek Advisors, LLC; 1,002,127 shares; and
•	Jeffrey A. Altman; 2,390,037 shares.

Due to the voting and dispositive power over the shares of Class A common stock, Owl Creek may be deemed to beneficially own such shares. The percentage of class beneficially owned is as reported in such Schedule 13D/A and is as of March 21, 2005.

(3)
Based solely on a Schedule 13G, dated February 14, 2005, Aegis Financial Corporation (“AFC”) has sole voting and dispositive power over 1,879,651 shares of Class A common stock. Additionally, the following individuals have shared voting and dispositive power and/or sole voting and dispositive power over the shares of Class A common stock listed below:

▪	Paul Gambel; 1,881,651 (shared); 10,000 (sole);
▪	Scott L. Barbee; 1,879,651 (shared); 23,213 (sole); and
▪	William S. Berno; 1,879,651 (shared).
The percentage of class beneficially owned is as reported in such Schedule 13G and is as of December 31, 2004.
(4)
Based solely on a Schedule 13G, dated February 9, 2005, Dimensional Fund Advisors, Inc. (“DFA”) has sole voting and dispositive power over 1,682,075 shares of Class A common stock. Due to the dispositive power over the shares of Class A common stock, DFA may be deemed to beneficially own such shares, which are owned by certain investment companies and certain commingled group trusts and separate accounts for which DFA serves as investment advisor or investment manager. DFA disclaims beneficial ownership of such shares. The percentage of class beneficially owned is as reported in such Schedule 13G and is as of December 31, 2004.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

As of the date of this proxy statement, our Board of Directors consists of 12 members and is divided into three classes. Each director is elected for a three-year term and until the director's successor has been duly elected. The current three-year terms of our directors expire in the years 2005, 2006 and 2007.

Our Board of Directors has determined that all of our current directors, except for Vincent T. Donnelly, Joseph H. Foster and James F. Malone III meet the definition of “independent director” under the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. Mr. Donnelly is an executive officer and Messrs. Foster and Malone are partners in law firms with which we do business. See “Certain Relationships and Related Transactions” for more information.

The Board of Directors met nine times in 2004. The Board of Directors has five standing committees: an Executive Committee, an Audit Committee, a Nominating and Corporate Governance Committee, a Compensation Committee and a Strategy and Operations Committee. During 2004, each director attended at least 75% of the total number of meetings of the Board of Directors and all committees on which the director served. The Board of Directors has adopted a policy that all directors make a reasonable effort to attend each annual meeting of shareholders. Ten of thirteen directors attended last year’s Annual Meeting.

During 2004, our Board of Directors met three times in executive session without management present. Our Board’s policy is for the independent directors to meet in executive session at least two times a year.

We have a Business Ethics and Practices Policy, which covers all officers and employees. This policy expresses our commitment to maintaining the highest legal and ethical standards in the conduct of our business. In 2003, we expanded our Business Ethics and Practices Policy by adopting a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. In addition, in early 2004, our Board of Directors adopted a separate Code of Ethics for Directors. Copies of our ethics policies can be found on our website at www.pmacapital.com. Any amendment to or waiver from the provisions of the Code of Ethics for the Chief Executive Officer and Senior Financial Officers will be disclosed on our website at www.pmacapital.com.

The Board of Directors has also implemented a process by which our shareholders can send communications to the Board. All communications should be sent to PMA Capital Corporation Board of Directors, c/o Robert L. Pratter, Senior Vice President, General Counsel and Secretary, 380 Sentry Parkway, Blue Bell, PA 19422. The Corporate Secretary will review the communication and forward it directly to the Chairman of the Board or to an individual director named in such communication, unless the communication is hostile, illegal, or similarly inappropriate in which case the Corporate Secretary has the discretion to discard the communication. Any complaint regarding accounting, internal accounting control or auditing matters that are submitted to the Corporate Secretary will be forwarded to the Chairman of the Audit Committee. Shareholders may also utilize our AlertLine to anonymously forward such complaints to our Audit Committee. Information regarding AlertLine is available on our website at www.pmacapital.com.

ITEM 1. ELECTION OF DIRECTORS

The four directors whose terms expire at the Annual Meeting, other than Anne S. Genter, are to be elected for terms expiring at the 2008 Annual Meeting. On February 9, 2005, Ms. Genter announced her intention, based on personal reasons, not to stand for reelection at the Annual Meeting. The Nominating and Corporate Governance Committee has unanimously recommended that Charles T. Freeman fill the vacancy created by Ms. Genter and has also unanimously recommended the nomination of Messrs. Burgess, Hellauer and Ross. Mr. Freeman was recommended to the committee by a non-employee director.

Each of Messrs. Burgess, Freeman, Hellauer and Ross has consented to serve as a director if elected. If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee selected by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors for any reason may be filled by the Board of Directors for the unexpired term.

John W. Miller, Jr., M.D. retired from the Board in November 2004. Additionally, on February 9, 2005, Mark M. Wilcox resigned from the Board and the Board elected James C. Hellauer to fill the vacancy created by Mr. Wilcox’s resignation. As of the date of this proxy statement, the Board has not elected anyone to fill the vacancy in the class of directors to be elected at the 2007 Annual Meeting of Shareholders created by Dr. Miller’s retirement.

The names of the nominees for director and the directors who will continue in office after the Annual Meeting, together with certain information regarding them, are as follows:

Nominees for Election

Nominees for Election in Office with Terms Expiring at the 2005 Annual Meeting

Peter S. Burgess, age 63	Director since 2004

Mr. Burgess has been an advisor on technical and governance issues to insurance companies and their audit committees since 1999. Prior to 1999, he was an accountant and partner in Arthur Andersen LLP for 35 years, where he served as audit partner for many of its insurance company and financial services clients.

Charles T. Freeman, age 61	Nominee for Director

Mr. Freeman was a Senior Vice President and Partner of Wellington Management Company, LLP and served as the lead portfolio manager of the Vanguard Windsor Fund from 1996 until his retirement in June 2004 and manager of the Vanguard Capital Value Fund from its December 2001 inception to June 2004.

James C. Hellauer, age 66	Director since February 2005

Mr. Hellauer was elected to the Board on February 9, 2005. Since 1989, Mr. Hellauer has been the owner of James C. Hellauer and Associates, a management consulting firm. Since 1991, he has also been an executive director of the Colmen Group, an investment banking firm. Mr. Hellauer currently serves on the board of directors of The Philanthropic Companies.

Roderic H. Ross, age 74	Director since 1981

Mr. Ross was Chairman of the Board and Chief Executive Officer of Keystone State Life Insurance Company from 1985 until his retirement in July 2000.

Vote Requirement

The four nominees who receive the highest number of votes cast by the holders of Class A common stock entitled to vote will be elected as directors. Votes withheld and broker non-votes are not counted toward a nominee's total.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office with Terms Expiring at the 2006 Annual Meeting

Vincent T. Donnelly, age 52	Director since 2004

Mr. Donnelly has served as President and Chief Executive Officer of the Company since February 2004 and was head of the Interim Office of the President from November 2003 to February 2004. He has also served as President and Chief Operating Officer of The PMA Insurance Group since February 1997, and has served as Executive Vice President of PMA Capital Insurance Company since November 2000. He served as Senior Vice President-Finance and Chief Actuary of The PMA Insurance Group from 1995 to 1997.

Joseph H. Foster, age 76	Director since 1982

Mr. Foster has been an attorney and partner of White & Williams, LLP, a law firm, since 1958.

James F. Malone III, age 61	Director since 1974

Mr. Malone has been a partner of Malone, Larchuk & Middleman, P.C., a law firm, since 1997, and from 1980 to 1997 was a partner of Dickie, McCamey & Chilcote, P.C., a law firm.

L. J. Rowell, Jr., age 72	Director since 1992

Mr. Rowell was Chairman, President and Chief Executive Officer of Provident Mutual Life Insurance Company from 1992 until his retirement in July 1996.

Directors Continuing in Office with Terms Expiring at the 2007 Annual Meeting

Thomas J. Gallen, age 64	Director since 2000

Mr. Gallen was Chief Executive Officer of USI Mid-Atlantic, an insurance and financial services broker, from January 1997 until his retirement in May 2000. From October 1980 until December 1996, he served as Chief Financial Officer, Secretary, Treasurer and Director of McCreas & Gallen, an insurance agency. Mr. Gallen was a self-employed insurance business consultant from 2000 until his retirement in December 2001.

Richard Lutenski, age 54	Director since 2004

Mr. Lutenski is currently the Chief Financial Officer of RAM Holdings Ltd., a financial guaranty reinsurance company located in Bermuda. He was Managing Director and Chief Operating Officer of RISC Ventures from 2003 to 2004, an investment and advisory firm that specializes in assessing and developing reinsurance and capital market solutions to complex risk issues. From 1999 to 2001, he was Executive Vice President and Chief Financial Officer of Enhance Financial Services Group, a financial guaranty and specialty firm. From 1995 to 1999, Mr. Lutenski was Chief Financial Officer of Crum & Forster Insurance Group.

Edward H. Owlett, age 78	Director since 1964

Mr. Owlett has been President of Owlett & Lewis, P.C., a law firm, since 1981.

Neal C. Schneider, age 60	Director since 2003

Mr. Schneider was elected non-executive Chairman of the Board in November 2003. He has been a director of Conseco, Inc. since September 2003. He was a partner in Smart and Associates, LLP, a financial, operational and technology consulting firm from July 2002 to June 2003. Between August 2000 and June 2002, Mr. Schneider was an independent consultant. He was a partner in Arthur Andersen LLP from September 1980 until his retirement in August 2000, serving for a period of time as partner-in-charge of Arthur Andersen’s worldwide insurance industry practice.

COMMITTEES OF THE BOARD

Executive Committee

Messrs. Donnelly, Malone, Owlett and Schneider are the members of the Executive Committee. Mr. Malone is Chairman of the Executive Committee. The Executive Committee held five meetings and acted once by unanimous consent in 2004. The Executive Committee has the authority to take all actions that may be taken by the full Board of Directors between Board of Directors’ meetings consistent with Pennsylvania law and our Restated Articles of Incorporation and Bylaws.

Audit Committee

Messrs. Burgess, Owlett, Rowell and Schneider are the current members of the Audit Committee. Mr. Burgess was appointed to the Committee and elected as its Chairman in March 2004. The Audit Committee met ten times in 2004. All of the Committee members are independent as defined in the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. Our Board of Directors has determined that Messrs. Burgess and Schneider meet the Securities and Exchange Commission’s criteria of an “audit committee financial expert” based on each of their extensive experience in public accounting, including acting as accounting firm audit partners for many insurance and financial services clients. The written charter of the Audit Committee is available on our website at www.pmacapital.com and was filed with our proxy statement for our 2003 annual meeting of shareholders. The Audit Committee’s duties, which are included in its written charter, include:

•	Reviewing with our management and independent auditors the audited annual financial statements and the unaudited quarterly financial statements;
•
In consultation with the independent auditors, management and the internal auditor, reviewing the integrity of our financial reporting processes as well as the adequacy of internal controls with respect to those processes;

•	Reviewing any material changes to our accounting principles and practices;
•	Selecting, evaluating and, where appropriate, replacing our independent auditors, and approving the independent auditors’ fees;
•	Reviewing with our independent auditors the written statement regarding their independence; and
•	Pre-approving all audit and permitted non-audit services, which pre-approval may be delegated to one or more Committee members.

Nominating and Corporate Governance Committee

Ms. Genter and Mr. Ross are the members of the Nominating and Corporate Governance Committee. Mr. Ross is the Chairman. The Nominating and Corporate Governance Committee met three times in 2004. All of the Committee members are independent as defined in the applicable listing standards of the National

Association of Securities Dealers and American Stock Exchange. The Nominating and Corporate Governance Committee has a written charter, which is available on our website at www.pmacapital.com. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	Nominating candidates to stand for election to the Board of Directors at the Annual Meeting;
•	Nominating candidates to fill vacancies on the Board of Directors between meetings of shareholders;
•	Establishing the criteria and qualifications for directors;
•	Developing and recommending to the Board corporate governance guidelines;
•	Reviewing the Board’s committee structures and recommending committee members;
•	Reviewing with the Compensation Committee and Chairman of the Board the job performance of the Company’s senior executives; and
•	Establishing procedures for shareholder recommendations of nominees to the Board.
The Nominating and Corporate Governance Committee has developed policies and procedures with respect to minimum qualifications and specific qualifications and skills for director nominees to possess. Specifically, each nominee must:

•	Have relevant business management, financial, investment and/or professional experience, industry knowledge, and strategic planning capabilities;
•	Have a demonstrated history of integrity and ethics in his/her personal and professional life and an established record of professional accomplishment in his/her chosen field;
•	Not have a conflict of interest that impedes the proper performance of the responsibilities of a director;
•	Be willing to serve on the Board for a period of no less than two three-year terms;
•
Be prepared to participate fully in board activities, including active membership on at least one board committee and attendance at, and active participation in, meetings of the board and the committees of which he/she is a member, and not have other personal or professional commitments that would, in the Committee’s judgment, interfere with or limit his or her ability to do so; and

•	Be willing to make, and be financially capable of making, a reasonable investment in the Company’s stock given the candidate’s financial circumstances.

Additionally, except as approved by the Committee, (i) no nominee may simultaneously serve on the boards of more than three publicly traded companies or (ii) stand for election to the Board after his or her 72nd birthday. Given their extensive contributions to the Board and in order to provide for appropriate transition planning, the Committee has currently agreed to permit Messrs. Ross, Foster, Rowell and Owlett, each of whom is or will be at the end of their current term, over the age of 72, to stand for reelection for one additional term beyond their present term.

Currently, nominees are proposed to the Nominating and Corporate Governance Committee by either current directors or our management. The Nominating and Corporate Governance Committee has not previously used a search firm, although it has discretion to do so. The Nominating and Corporate Governance Committee will consider shareholder suggestions for the nominations of directors to the extent that a shareholder is a shareholder of record at the time of giving the notice and is entitled to vote for the election of directors at an annual meeting, and the recommended nominee otherwise meets any criteria and qualifications established for directors. Although shareholders may suggest nominees at any time, in order for a nomination to be considered for the 2006 annual meeting, the nominating shareholder must provide our Corporate Secretary notice of the nomination no later than the close of business on the 90th day before the date of our proxy statement in connection with the previous year’s annual meeting. The notice should be sent to PMA Capital Corporation, c/o Robert L. Pratter, Secretary, 380 Sentry Parkway, Blue Bell, PA 19422. The notice must provide:

•	The nominee’s full name and current address;
•
All information required to be disclosed in solicitation of proxies for election of directors, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934;

•	The nominee’s written consent to serve as a director, if elected;
•	The name of the nominating shareholder, and the beneficial owner, if different;
•	The number of shares which are owned of record or beneficially by the nominating shareholder; and
•	A description of all arrangements and understandings between the nominating shareholder and any beneficial owner and any other person or persons pursuant to which the nomination is made.

The Corporate Secretary will forward shareholder nominations to the Nominating and Corporate Governance Committee for its review. The Nominating and Corporate Governance Committee may request to meet with any shareholder nominee. If the Nominating and Corporate Governance Committee determines that a nominee should be considered as a director, it will recommend the nominee to the full Board of Directors. The Board of Directors may accept or reject the proposed nominee.

Compensation Committee

Messrs. Gallen, Owlett and Rowell are the members of the Compensation Committee. Mr. Rowell is the Chairman. All of the Committee members are independent as defined in the applicable listing standards of the National Association of Securities Dealers and American Stock Exchange. The Compensation Committee met five times in 2004. The Compensation Committee adopted a written charter in February 2005, a copy of which is available on our website at www.pmacapital.com. The Compensation Committee’s duties include:

•	Reviewing and recommending cash compensation plans;
•	Reviewing and approving the cash compensation of our executive officers, including our Chief Executive Officer;
•	Establishing performance goals for executive officer incentive-based cash compensation and certifying whether the performance goals have been met;
•	Approving the grant of awards under, and determining participants in, our equity incentive plans; and
•	Establishing performance goals for awards under our equity incentive plans.

Strategy and Operations Committee

Messrs. Donnelly, Gallen, Lutenski and Ross are the members of the Strategy and Operations Committee. Mr. Lutenski is the Chairman. The Strategy and Operations Committee met twice in 2004. The Committee’s primary responsibilities include:

•	Overseeing Investment Policy and Guidelines for the operating companies;
•	Reviewing the performance of the investment portfolio relative to compliance with the Company’s Investment Policy and Guidelines;
•	Overseeing the development of operational metrics, including performance targets, objectives or benchmarks;
•	Overseeing the development and assessment of the Company’s business strategy; and
•	Overseeing the development and review of the Company’s annual business plan.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s accounting policies and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent accountants are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon.

In this context, the Committee has met and held discussions with management and the independent accountants. Management has represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees.

In addition, the independent accountants also provided to the Committee the written disclosures required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee has discussed with the independent accountants the firm’s independence. The Committee has also considered the compatibility of non-audit services provided by the independent accountants with their independence.

In reliance on the reviews and discussions referred to above and other reviews and discussions the Committee deemed appropriate, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

The Audit Committee:

Peter S. Burgess (Chair)
Edward H. Owlett
L. J. Rowell, Jr.
Neal C. Schneider

DIRECTOR COMPENSATION

In addition to reimbursing non-employee directors for expenses of attendance, in 2005 non-employee directors currently are being compensated according to the following schedule:

Board of Directors
Chairman’s Annual Retainer	$200,000
Member Annual Retainer	$32,000
Meeting Fee	$2,000

Executive Committee
Chair Annual Retainer	$5,000
Member Annual Retainer	$2,500
Meeting Fee	$1,000

Audit and Compensation Committees
Chair Annual Retainer	$10,000
Member Annual Retainer	$5,000
Meeting Fee	$1,500

Nominating and Corporate Governance Committee
Meeting Fee	$1,000
Strategy and Operations Committee
Meeting Fee	$1,000

The Board believes that a competitive Board compensation structure is necessary to enable us to attract, motivate and retain highly qualified individuals to serve as directors.

The Board of Directors previously engaged an independent compensation consultant to conduct a review of our Board’s compensation structure for non-employee directors as compared to other property and casualty insurance companies as well as companies across other industries.

The independent study, which was based on 2002 data, concluded that our cash compensation for non-employee directors was competitive with cash compensation for other surveyed companies, but that the total compensation was not competitive because of the lack of an equity compensation component as part of our Board compensation structure. The Board determined that adding an equity compensation component was necessary to be competitive and to attract, motivate and retain highly qualified directors and would better align the non-employee directors’ interests with those of shareholders. Accordingly, on March 10, 2004, the Board adopted the Directors Stock Compensation Plan, which was approved by shareholders at the Company’s 2004 Annual Meeting.

Our Compensation Committee reviews the fee structure of the Board of Directors on an annual basis and makes recommendations to the Board of Directors regarding any proposed changes to this fee structure. The Compensation Committee recently engaged an independent compensation consultant to analyze the fee structure of the Board of Directors in comparison to more recent data. The Compensation Committee also intends to recommend the payment of an annual retainer to the chair and members of the Nominating and Corporate Governance Committee and the Strategy and Operations Committee.

The Board of Directors requires that non-employee directors who beneficially own less than 100,000 shares of Class A common stock receive 50% of the Annual Board Retainer in Class A common stock. Non-employee directors who beneficially own 100,000 or more shares of Class A common stock may elect to receive up to 50% of their Annual Retainer in cash or shares of Class A common stock. Accordingly, on May 12, 2004, we issued 2,346 shares of Class A common stock to each of Messrs. Burgess, Gallen, Lutenski, Ross, Rowell and Schneider and Ms. Genter in connection with this policy.

The Board of Directors has also provided that any non-employee director first elected after January 1, 2004 would receive shares of Class A common stock subject to restrictions on transfer that lapse over a three-year period, equal in value to $100,000 divided by the fair market value of the Class A common stock on the date he/she is first elected to the Board, rounded to the nearest whole share. Accordingly, on May 12, 2004, the Board granted restricted stock awards of 14,663 shares of Class A common stock to each of Messrs. Burgess and Lutenski. On February 9, 2005, the Board granted a restricted stock award of 10,010 of Class A common stock to Mr. Hellauer. Each of these awards is subject to restrictions that lapse ratably over a three year period. Further, in recognition of the time commitment and efforts of Mr. Schneider as Chairman during 2003 and the beginning of 2004, on May 12, 2004, the Board granted Mr. Schneider a one-time restricted stock award grant of 50,000 shares of Class A Common Stock, subject to restrictions that lapse over a two-year period. In connection with this grant, the Company also has agreed to pay the taxes associated with the receipt of these shares.
The Board has also adopted share ownership requirements for the non-employee directors that require all non-employee directors to beneficially own shares of Class A common stock equal to 2.5 times the Board’s Annual Retainer within a five-year period from their first election to the Board or for continuing directors from March 10, 2004.

Prior to January 1, 2005, Directors could elect to defer their cash retainers and meeting and committee fees under our Deferred Compensation Plan for Non-employee Directors. Deferred compensation was credited at the same rates of return earned on employee participant contributions to funds offered under the PMA Capital Corporation 401(k) Plan. All deferred compensation plan payments are in cash. On December 13, 2004, the Compensation Committee authorized the Company to freeze the Deferred Compensation Plan for Non-Employee Directors, so that no more elections may be made under that plan.

A member who undertakes a special or a committee assignment on behalf of the Board or Committee is eligible to receive such additional fees as the Board may approve.

COMPENSATION OF EXECUTIVE OFFICERS

The following information is furnished for our Chief Executive Officer and the four most highly compensated executive officers of the Company and its principal subsidiaries, other than the Chief Executive Officer, at the end of 2004.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards(1)($)	Securities Underlying Options (#)	All Other Compensation ($)

Vincent T. Donnelly President and Chief Executive Officer	2004	652,499	301,500	417	(2)	387,810	405,350	17,215	(3)
	2003	593,750	90,000	49,960		--	67,000	44,547
	2002	429,166	350,000	--		--	25,000	26,798

William E. Hitselberger Executive Vice President and Chief Financial Officer	2004	399,999	106,250	--		123,015	128,500	16,023	(4)
	2003	339,582	35,000	575		--	23,600	27,804
	2002	246,354	21,000	330		--	20,000	16,042

Robert L. Pratter Senior Vice President and General Counsel	2004	367,500	62,560	476	(2)	72,280	75,750	35,445	(5)
	2003	367,500	36,800	702		--	25,000	36,994
	2002	363,854	5,000	4,107		--	25,000	28,937

Henry O. Schramm II Senior Vice President and Chief Underwriter, The PMA Insurance Group	2004	279,999	25,200	--		44,667	35,700	16,648	(6)
	2003	277,082	93,900	--		--	--	20,310
	2002	267,082	63,550	--		--	5,000	20,406

John Santulli III Senior Vice President Marketing and Field Operations, The PMA Insurance Group	2004	239,998	21,600	--		38,286	30,600	28,212	(7)
	2003	237,812	79,850	--		--	--	16,455
	2002	228,854	46,050	--		--	6,000	15,995

_________
(1)
Each of the Named Executive Officers held as of December 31, 2004, all shares of restricted stock originally granted to them. Mr. Donnelly held 55,800 shares with an aggregate value of $577,530; Mr. Hitselberger held 17,700 shares with an aggregate value of $183,195; Mr. Pratter held 10,400 shares with an aggregate value of $107,640; Mr. Schramm held 6,300 shares with an aggregate value of $65,205; and Mr. Santulli held 5,400 shares with an aggregate value of $55,890. The restrictions on shares of restricted stock held by Messrs. Donnelly, Hitselberger and Pratter, lapse 50% on March 15, 2005 and 50% on March 15, 2006. The restrictions on shares of restricted stock held by Messrs. Schramm and Santulli, lapsed 100% on March 15, 2005. To the extent we declare any dividends on our Class A common stock, dividends will be paid in respect of the shares of restricted stock.

(2)	Amounts represent tax payment reimbursements for certain benefits.
(3)
Amount represents Company matching contributions to its 401(k) plan of $10,250, $5,136 of life insurance premiums paid by the Company and $1,829 in earnings on investments not paid during 2004 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(4)
Amount represents Company matching contributions to its 401(k) plan of $10,250, $4,711 of life insurance premiums paid by the Company and $1,062 in earnings on investments not paid during 2004 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(5)
Amount represents Company contributions to its non-qualified 401(k) excess plan of $8,125, Company matching contributions to its 401(k) plan of $10,250, and $11,004 of life insurance premiums paid by the Company and $6,066 in earnings on investments not paid during 2004 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(6)
Amount represents Company matching contributions to its 401(k) plan of $10,250, $5,966 of life insurance premiums paid by the Company and $432 in earnings on investments not paid during 2004 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

(7)
Amount represents Company contributions to its non-qualified 401(k) excess plan of $1,750, Company matching contributions to its 401(k) plan of $10,250, $4,746 of life insurance premiums paid by the Company and $11,466 in earnings on investments not paid during 2004 under the Company’s Deferred Compensation Plan other than those offered under the Company’s 401(k) plan.

Option/SAR Grants in Last Fiscal Year

The following table sets forth certain information with respect to options to purchase shares of Class A common stock granted to the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2004.

	Individual Grants

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	% of Total Options/SARs Granted to Employees in Fiscal Year	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value ($)

Vincent T. Donnelly	405,350(2)	30.0%	7.02	5/06/14	1,558,571(4)
William E. Hitselberger	128,500(2)	9.5%	7.02	5/06/14	494,083(4)
Robert L. Pratter	75,750(2)	5.6%	7.02	5/06/14	291,259(4)
Henry O. Schramm II	35,700(3)	2.6%	5.78	3/10/14	109,885(5)
John Santulli III	30,600(3)	2.3%	5.78	3/10/14	94,187(5)
__________
(1)
These options include a reload feature, which means that a new option is automatically granted for each share of stock that an employee uses to pay the exercise price of an option. Reload options become exercisable six months after their grant date and terminate on the expiration of the option to which they relate. The exercise price of a reload option is equal to the fair market value of our Class A common stock on the date the reload option is granted. Because reload options replace shares used to exercise an option, they maintain, but do not increase, an employee’s total ownership of our Class A common stock.

(2)	These options became or will become exercisable 50% on 12/01/04 and 50% on 3/15/06.
(3)	The options became fully exercisable on 3/15/05.
(4)
This is based on a binomial option-pricing model adapted for use in valuing executive stock options. Calculations of grant date present values for all options assume an option life of 5 years, a dividend yield of 0%, an expected price volatility of Class A common stock of 60.3% and a risk-free interest rate of 2.7%. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so there is no assurance the value realized by an executive will be at or near the value estimated by the binomial option-pricing model. We believe that no model accurately predicts the future price of the Class A common stock or places an accurate present value on stock options.

(5)
This is based on a binomial option-pricing model adapted for use in valuing executive stock options. Calculations of grant date present values for all options assume an option life of 5 years, a dividend yield of 0%, an expected price volatility of Class A common stock of 60.8% and a risk-free interest rate of 3.7%. The approach used in developing the foregoing assumptions is consistent with the requirements of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation.” The actual value, if any, an executive may realize will depend on the excess of the stock price on the date the option is exercised over the exercise price, so there is no assurance the value realized by an executive will be at or near the value estimated by the binomial option-pricing model. We believe that no model accurately predicts the future price of the Class A common stock or places an accurate present value on stock options.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth information with respect to options to purchase shares of Class A common stock exercised by the persons named in the Summary Compensation Table during the fiscal year ended December 31, 2004 and options held by those persons at December 31, 2004.

	Shares Acquired		Number of Securities Underlying Unexercised Options		Value of Unexercised In-the-Money Options at
	on	Value	at Fiscal Year-End		Fiscal Year-End
Name	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Vincent T. Donnelly	--	--	364,425	294,925	674,908	755,978
William E. Hitselberger	--	--	96,500	104,600	213,953	242,509
Robert L. Pratter	--	--	89,375	88,875	126,124	156,374
Henry O. Schramm II	--	--	51,980	39,720	--	163,149
John Santulli III	--	--	53,650	33,950	--	139,842
__________

Pension Plans

Under the PMA Capital Corporation Pension Plan, Supplemental Executive Retirement Plan (“SERP”) and Executive Management Pension Plan (“EMPP”), participants are entitled to benefits pursuant to the formula set forth under these plans. Sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended, limit the benefits payable under the Pension Plan. In 2004, Section 415 generally limited annual payments to a participant under a qualified pension plan to $170,000, and Section 401(a)(17) limited the amount of compensation that could be used in calculating benefits under a qualified pension plan to $210,000.

In general, the benefit payable under the SERP is the difference between the amount that would be payable under the Pension Plan without regard to the Code limits and the amount actually payable under the Pension Plan. The EMPP provides additional years of service credit to officers who are hired as at least vice presidents and meet the requirements for early retirement under the Pension Plan. Generally, the benefit payable under the EMPP for the additional years of service is based on the formula under the Pension Plan but without regard to both the limitations under Section 415 and 401(a)(17) of the Code and any increases in the participant’s starting salary.

The Pension Plan and SERP benefits vest when the participant has 5 years of service. The EMPP benefit vests when the participant meets the requirement for early retirement under the Pension Plan. The benefit under the Pension Plan is equal to the sum of: (i) 1.5% of the participant’s compensation for the year ended December 31, 1994, plus 0.3% of the participant’s compensation for the year ended December 31, 1994 in excess of covered compensation multiplied by pre-1995 benefit service, and (ii) 1.5% of the participant’s compensation for each year of benefit service after December 31, 1994, plus 0.3% of the participant’s compensation in excess of covered compensation for each year of benefit service after December 31, 1994. Service under the Pension Plan is capped at 25 years. For purposes of the above formula, compensation consists of a participant’s base rate of pay, short-term disability pay and employee contributions made pursuant to a salary reduction agreement which are not includible in the participant’s gross income under Code Sections 125 and 402(e)(3), but does not include any bonus or incentive pay. Covered compensation consists of the average (without indexing) of the participant’s taxable wage bases in effect for each calendar year during the 35-year period ending on the last day of the calendar year in which the participant attains Social Security retirement age. In no event, however, will a participant’s benefit under the Pension Plan be less than the greater of the participant’s accrued benefit under the Pension Plan on December 31, 1992 or June 1, 1999.

The Pension Plan is a qualified plan and benefits are payable from its trust. Both the SERP and the EMPP are non-qualified, unfunded, deferred compensation plans and, as such, the benefits under each constitute unsecured contractual obligations of the Company.

The executive officers named in the Summary Compensation Table had the following years of service as of December 31, 2004: Mr. Donnelly, 13 years; Mr. Hitselberger, 8 years; Mr. Pratter, 5 years; Mr. Schramm, 7 years; Mr. Santulli, 23 years. Based upon the above formula and current years of service, the annual pension benefit accrued under the Pension Plan, the SERP and the EMPP, as of December 31, 2004, for each of the executive officers named in the Summary Compensation Table, without regard to vesting and assuming retirement at age 65, was: Mr. Donnelly, $118,299; Mr. Hitselberger, $50,955; Mr. Pratter, $68,289; Mr. Schramm, $60,054; Mr. Santulli, $63,513. Using the same assumptions, but also assuming constant earnings until age 65 and that our current named executive officers work for us until age 65, their projected annual pension benefits at age 65 would be: Mr. Donnelly, $224,425; Mr. Hitselberger, $152,039; Mr. Pratter, $138,212; Mr. Schramm, $112,321; and Mr. Santulli, $94,029.

Employment Agreements

Effective on March 15, 2004, we entered into employment agreements with Vincent T. Donnelly, President and Chief Executive Officer, William E. Hitselberger, Executive Vice President and Chief Financial Officer and Robert L. Pratter, Senior Vice President and General Counsel. Each of the employment agreements with Messrs. Donnelly, Hitselberger and Pratter provides for a two-year term, at the end of which the Company and each of them have agreed to negotiate in good faith an extension of their respective employment agreements. Each of the employment agreements also provides that in the event any of Messrs. Donnelly, Hitselberger or Pratter is terminated without cause or resigns for “good reason,” we will pay them severance equal to the cash portion of any annual incentive bonus, provided the performance criteria have been met, in the year in which termination occurs. Additionally, in such circumstance we will pay each of Messrs. Donnelly, Hitselberger and Pratter the greater of one year (other than Mr. Hitselberger who will receive 18 months) of severance pay at 120% of his then existing base salary or severance pay at 100% of the amount of his then existing base salary that otherwise would be due for the remainder of the term of the employment agreement.

Under the terms of Mr. Donnelly’s employment agreement, we have agreed to pay Mr. Donnelly a base salary of no less than $670,000 per year and an incentive bonus based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity in a targeted amount of $335,000 in 2004 and 140% to 170% of Mr. Donnelly’s then existing base salary in 2005. Pursuant to the Agreement, on May 6, 2004, we granted to Mr. Donnelly a nonqualified stock option to purchase 405,350 shares of Class A common stock at an exercise price of $7.02 per share and a restricted stock award of 55,800 shares of Class A common stock. Pursuant to the option grant, 50% of the shares covered by the option vested on December 31, 2004 and 50% will vest on March 15, 2006. According to the terms of the restricted stock award, the restrictions lapsed with respect to 50% of the award on March 15, 2005 and the restrictions will lapse with respect to the remaining 50% of the award on March 15, 2006.

Under the terms of Mr. Hitselberger’s employment agreement, we have agreed to pay Mr. Hitselberger a base salary effective as of April 15, 2004, of no less than $425,000 per year and an incentive bonus based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity in a targeted amount of $106,250 in 2004 and 90% to 110% of Mr. Hitselberger’s then existing base salary in 2005. Pursuant to the Agreement, on May 6, 2004, we granted to Mr. Hitselberger a nonqualified stock option to purchase 128,500 shares of Class A common stock at an exercise price of $7.02 per share and a restricted stock award of 17,700 shares of Class A common stock. Pursuant to the option grant, 50% of the shares covered by the option vested on December 31, 2004 and 50% will vest on March 15, 2006. According to the terms of the restricted stock award, the restrictions lapsed with respect to 50% of the award on March 15, 2005 and the restrictions will lapse with respect to the remaining 50% of the award on March 15, 2006.

Under the terms of Mr. Pratter’s employment agreement, we have agreed to pay Mr. Pratter a base salary of no less than $368,000 per year and an incentive bonus based upon achievement of certain goals and performance criteria set by the Compensation Committee, payable in cash and/or equity in a targeted amount of $62,560 in 2004 and 80% to 100% of Mr. Pratter’s then existing base salary in 2005. Pursuant to the Agreement, on May 6, 2004, we granted to Mr. Pratter a nonqualified stock option to purchase 75,750 shares of Class A common stock at an exercise price of $7.02 per share and a restricted stock award of 10,400 shares of Class A common stock. Pursuant to the option grant, 50% of the shares covered by the option vested on December 31, 2004 and 50% will vest on March 15, 2006. According to the terms of the restricted stock award, the restrictions lapsed with respect to 50% of the award on March 15, 2005 and the restrictions will lapse with respect to the remaining 50% of the award on March 15, 2006.

REPORT OF THE COMPENSATION COMMITTEE ON THE COMPENSATION OF EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2004

For the year ended December 31, 2004, the Compensation Committee of the Board of Directors made decisions regarding the aggregate compensation of the Company's executive officers in the form of base salaries, cash bonuses and stock option and restricted stock awards.

The Compensation Committee has implemented compensation policies that are intended to support the Company's overall objective of enhancing value for our shareholders. In addition, the Company's compensation policies are designed to align executive compensation with the Company's long-term business objectives and performance and to enable the Company to attract, retain and motivate executive officers whose leadership and contributions are critical to the Company's long-term success. In furtherance of these objectives, the Company's compensation program for executive officers includes the following elements:

•	Pay base salaries to executive officers that are reasonably competitive with base salaries paid by United States insurance companies (the "Peer Companies") for comparable executive positions.

•
Reward executive officers through the potential award of incentive cash bonuses based on pre-established, objective performance criteria related to the financial results of the Company and the business segment under each executive officer's direct management and also taking into account the executive officer's individual leadership, strategic management and contribution to the Company's success.

•	Provide additional long-term incentives to executive officers and align their interests with the shareholders' interests through the granting of stock-based compensation.

•	Compensate executive officers on an equitable basis taking into consideration each individual's degree of responsibility and contribution to the achievement of the Company's overall objectives.

In 2004, the Company had three components for the compensation paid to its executive officers: base salary, an annual incentive cash bonus and equity compensation consisting of stock options and/or restricted stock awards. The Compensation Committee considered and determined each element separately and collectively to ensure that the executive officers were appropriately compensated consistent with the Company’s basic compensation principles. The Compensation Committee also gave significant consideration to the need to retain its executive officers and other key employees to provide stability and leadership after the November 2003 action by the Company to increase its reserves which resulted in A.M. Best lowering the Company’s financial strength ratings and to create and execute the strategy to regain the A- financial strength rating of The PMA Insurance Group, which was accomplished in November 2004, and to manage the Run-off Operations. In making these decisions, the Compensation Committee engaged an executive compensation consulting firm and also reviewed survey data of the compensation paid by other insurers generally and the Peer Companies for comparable executive positions. The Compensation Committee targeted each executive's aggregate compensation to the mean of the aggregate compensation paid by the Peer Companies for comparable executive positions.

The following section describes the three elements of compensation for each of the executive officers in 2004, other than Mr. Donnelly, who is discussed subsequently in the body of this report.

Base Salary

In determining base salary, the Compensation Committee considered each executive officer's value to the Company, his experience in the industry and performance with the Company. The Compensation

Committee also considered the base salary levels in effect for comparable executive positions with the Peer Companies.

Cash Bonus

As described elsewhere in this proxy statement, during 2004 the Company entered into Employment Agreements with each of Messrs. Donnelly, Hitselberger and Pratter. Under the terms of these Employment Agreements, the Company agreed to pay target incentive cash bonuses of $335,000, $106,250 and $62,560 to each of Messrs. Donnelly, Hitselberger and Pratter, respectively, so long as certain performance goals were met or exceeded. In June 2004, the Compensation Committee set these performance goals. In March 2005, the Compensation Committee assessed the achievement of these performance goals and determined that a significant portion of these goals had been achieved by Mr. Donnelly and all of the goals had been achieved by Messrs. Hitselberger and Pratter. Based upon this, we awarded incentive cash bonuses to each of Messrs. Donnelly, Hitselberger and Pratter as set forth in the Summary Compensation Table above.

With respect to the cash bonuses paid to Messrs. Schramm and Santulli, the Compensation Committee sought the advice of Mr. Donnelly and reviewed bonus levels of comparable executive positions with the Peer Companies.

The total cash compensation for the Company's executives for fiscal year 2004 did not exceed the mean cash compensation paid by the Peer Companies for comparable executive positions.

Long-Term Incentive Awards

The Compensation Committee administered the Company's equity incentive plans during 2004. The Compensation Committee believes that the executive officers should have the opportunity to own Class A common stock of the Company to align their interests with the Company's shareholders. Grants of stock options and restricted stock awards provide this opportunity and also add an additional long-term incentive to executive officers and other key employees to further the Company's growth, development and financial success. The Compensation Committee has a policy of considering annual grants under the equity incentive plans to executive officers.

In 2004, the Compensation Committee granted options to purchase an aggregate of 675,900 shares of Class A common stock and awarded an aggregate of 95,600 shares of restricted stock under the Company’s equity incentive plan to executive officers (including the Chief Executive Officer). In making these grants, the Compensation Committee considered the number of shares of Class A Common Stock available for grants under the Company’s equity incentive plans, the aggregate amount of options and awards previously granted to each of the executive officers. All of the options granted in 2004 to the executive officers were at an exercise price that was no less than the fair market value of the Class A common stock on the date of grant. Options granted to Messrs. Donnelly, Hitselberger and Pratter in 2004 vest over a two-year period and vest 50% on December 1, 2004 and 50% on March 15, 2006. Options granted to other executive officers in 2004 vested 100% upon the one year anniversary of such option grant. The restrictions with respect to each of the restricted stock awards to Messrs. Donnelly, Hitselberger and Pratter in 2004 lapse over a two-year period - 50% on March 15, 2005 and 50% on March 15, 2006. The restrictions with respect to each of the restricted stock awards to other executive officers in 2004 lapse on the one year anniversary of such award.

In evaluating the amount and vesting schedule of equity awards to the executive officers, the Compensation Committee considered both the need to provide long-term compensation opportunities to such executives as well as the value these executive officers provided to lead the Company after the A.M Best downgrade in November 2003, to devise and implement the strategy to restoring the A- financial strength rating of The PMA Insurance Group (which was accomplished in November 2004) and to manage the Run-off Operations.

Compensation of Mr. Donnelly

In evaluating Mr. Donnelly’s base salary for 2004, the Compensation Committee considered a variety of factors, including his February 2004 election as President and Chief Executive Officer of the Company, his long-term contributions to the Company, his strategic leadership, his relationships with the Company’s customers and distribution force and his stature in the insurance industry. We also reviewed the base salary that the Peer Companies pay to their chief executive officers and the percentage relationship between base salary and short- and long-term incentive compensation. Based upon all of these factors, we concluded to increase Mr. Donnelly’s annual base salary from $600,000 to $670,000.

In evaluating the incentive cash bonus paid to Mr. Donnelly for the year ended December 31, 2004, the Compensation Committee reviewed the performance goals set in June 2004, which included among other things, the “unstacking” of The PMA Insurance Group from PMACIC, restoring the “A-” A.M. Best financial strength rating of The PMA Insurance Group and certain financial performance goals at The PMA Insurance Group. Based upon Mr. Donnelly’s performance in light of these performance goals, the Compensation Committee awarded him a bonus of $301,500, which represented 90% of the target incentive compensation for 2004. The aggregate compensation paid to Mr. Donnelly for 2004 did not exceed the mean amount paid to chief executive officers by the Peer Companies.

In 2004, the Compensation Committee also approved the award to Mr. Donnelly of options to purchase 405,350 shares of Class A common stock and 55,800 shares of restricted stock. The options were granted at an exercise price that was no less than the fair market value of the Class A common stock on the date of grant. The vesting schedule and other terms of all options and restricted stock awards granted to Mr. Donnelly are described above. These options and restricted stock were intended to strengthen the relationship between Mr. Donnelly’s future compensation opportunity and the creation of additional shareholder value.

Compliance with Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation of over $1 million paid to a company’s chief executive officer and the four most highly compensated executive officers other than the chief executive officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. We currently intend to structure incentive compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements. However, because of uncertainties as to the application and interpretation of Section 162(m) and its regulations, no assurance can be given that compensation intended to qualify as performance-based under Section 162(m) will actually do so. Further, we reserve the authority to award non-deductible compensation in certain circumstances that we deem appropriate.

Compensation Committee

Thomas J. Gallen
Edward H. Owlett
L. J. Rowell, Jr. (Chair)

COMPARISON OF TOTAL RETURN ON OUR
CLASS A COMMON STOCK WITH CERTAIN INDICES

The following graph provides an indicator of cumulative total shareholder return on our Class A common stock for the last five fiscal years compared with the cumulative total return of the Standard & Poor’s 500 Stock Index (the “S&P 500”), the Standard & Poor’s Supercomposite Property/Casualty Insurance Index (the “S&P Super P/C”) and the Standard & Poor’s Small Insurance Property/Casualty Index (the “S&P Small P/C”) for the same periods. The graph assumes that with respect to our Class A common stock, the S&P 500, the S&P Super P/C and the S&P Small P/C, $100 was invested on December 31, 1999, and all dividends were reinvested.

Cumulative Total Return

PMA Capital
S&P 500
S&P Super P/C
S&P Small P/C
$250
$225
$200
$175
$150
$125
$100
$75
$50
$25
12/31/1999
12/31/2000
12/31/2001
12/31/2002
12/31/2003
12/31/2004

	12/31/1999	12/31/2000	12/31/2001	12/31/2002	12/31/2003	12/31/2004
PMA Capital	$100	$ 88.75	$101.46	$ 77.54	$ 29.41	$ 59.45
S&P 500	100	90.97	80.19	62.57	80.32	88.94
S&P Super P/C	100	153.10	139.24	124.41	156.48	172.46
S&P Small P/C	100	160.06	129.10	131.20	207.74	249.85

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Directors James F. Malone III and Joseph H. Foster are members of law firms that furnished legal representation to us and our subsidiaries during 2004. In the opinion of our management, the amounts paid to such firms represented reasonable charges for the services rendered and were as fair as the charges would have been had such services been furnished by law firms unaffiliated with any of the directors. We paid approximately $645,500 in legal fees to Mr. Malone’s law firm, which exceeded five percent of his law firm’s gross revenue.

PMA Foundation is a not-for-profit corporation qualified under Section 501(c)(6) of the Internal Revenue Code of 1986, as amended, and whose purposes include the promotion of the common business interests of its members and the economic prosperity of the Commonwealth of Pennsylvania. While the PMA Foundation currently owns less than 5% of our Class A common stock, it previously owned in excess of 5% during 2004. In March 2004, our subsidiary sold the Harrisburg property to the Foundation for $1.6 million, which we believe, based upon independent appraisals, represents the fair market value of the facility.

Our subsidiaries, in the ordinary course of their business, have had and may continue to have insurance transactions with our directors and the various businesses with which directors are associated. The insurance is written in accordance with rates and terms authorized for use in the applicable jurisdictions. In the opinion of our management, these transactions were in the ordinary course of our business and on terms as favorable as we would have negotiated with unaffiliated persons or entities.

ITEM 2. RATIFICATION OF THE APPOINTMENT
OF THE INDEPENDENT AUDITORS

On March 11, 2005, our Audit Committee appointed Deloitte & Touche LLP, as our independent auditors for the year ending December 31, 2005. Although not required, we request that you ratify this appointment. If you do not ratify this appointment, the Audit Committee will reconsider the appointment.

Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate questions.

The following table presents the aggregate fees for professional audit services rendered by our principal accountants for the years ended December 31, 2003 and December 31, 2004, and fees billed for other services during those periods.

	2003	2004
Audit Fees	$2,077,100	$2,923,173
Audit-Related Fees	$195,600	$99,320
Tax Fees	$43,378	$105,140
All Other Fees	$150,020	$289,896
Total	$2,466,098	$3,417,529

Audit Fees consist of fees for professional services rendered by our principal accountants for the audit of our annual financial statements and review of interim financial statements included in our quarterly reports on Form 10-Q and services normally provided by our principal accountants in connection with statutory and regulatory filings or engagements.

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and not included in Audit Fees. This includes fees for services in connection with audits of benefit plans and review of registration statements and prospectuses. The 2003 fees include $143,800 in fees from PricewaterhouseCoopers LLP (“PwC”), our former independent public auditors for review of registration statements and prospectuses.

Tax Fees consist of fees for tax compliance, tax advice and tax planning. The services included assistance with tax compliance and reporting to both federal and state taxing authorities.

All other services consisted of services in connection with documenting internal controls over financial reporting.

The Audit Committee approves all non-audit services to be performed by Deloitte & Touche LLP prior to its rendering such services. The Audit Committee has the discretion to delegate its pre-approval authority to one or more Committee members. The Audit Committee has delegated this authority to the Chairman of the Committee provided that the Chairman may only approve fees for such services of up to $100,000.

Change of Accountants

On April 2, 2003, the Audit Committee of our Board of Directors met and decided to dismiss PwC, our independent auditors for the fiscal year ended December 31, 2002, and appointed Deloitte & Touche LLP as our independent auditors effective on the same date.

The reports of PwC and Deloitte & Touche LLP on our consolidated financial statements as of and for the years ended December 31, 2002 and 2003, respectively, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2001, there were no disagreements (as that term is used in Item 304(a)(1)(iv) of Regulation S-K) between us and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its report.

During the year ended December 31, 2002 and through April 2, 2003, there was a difference of opinion between us and PwC related to the reasonableness of the recorded liability for unpaid losses and loss adjustment expenses (“LAE”) of PMA Re, our former reinsurance operations, at December 31, 2002, which is deemed a disagreement (as that term is used in Item 304(a)(1)(iv) of Regulation S-K). However, this disagreement was resolved to the satisfaction of PwC prior to the release of our 2002 earnings. In the course of PMA Re’s routine year-end reserve study, its actuaries determined during the fourth quarter that PMA Re’s reserves needed to be increased. PwC and we differed on the amount of the reserve increase. The difference was resolved by PMA Re increasing its unpaid loss and LAE reserves by $28 million above management’s initial estimate. This contributed to a fourth quarter 2002 increase of $86 million in PMA Re’s unpaid loss and LAE reserves at December 31, 2002 for prior accident years. The Company’s unpaid loss and LAE reserves were $2.45 billion at December 31, 2002.

There were no “reportable events” (as that term is used in Item 304(a)(1)(v) of Regulation S-K) during the two fiscal years preceding the dismissal of PwC and through April 2, 2003.

We provided PwC with a copy of the foregoing disclosures and requested that PwC furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the foregoing disclosures. Our current report on Form 8-K dated April 2, 2003 included as Exhibit 16 a letter from PwC, dated April 3, 2003, stating that PwC agrees with the foregoing disclosures. We also authorized PwC to respond fully to the inquiries of Deloitte & Touche LLP concerning the subject matter of the above-referenced disagreement.

During the two fiscal years prior to engaging Deloitte & Touche LLP and through April 2, 2003, neither we nor anyone on our behalf, consulted Deloitte & Touche LLP regarding the application of accounting principles to a specified transaction, either completed or proposed, regarding the type of audit opinion that might be rendered on our financial statements or regarding “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K) or any “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Vote Requirement

Ratification of the independent auditors will require the affirmative vote of the majority of the votes cast on the proposal at the Annual Meeting by the holders of outstanding shares of Class A common stock. Abstentions and broker non-votes are not considered votes cast and will not have any effect on the vote to ratify the appointment of independent auditors.

The Board of Directors recommends that you vote FOR this proposal.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented for consideration at the Annual Meeting other than the matters described in this proxy statement, but if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their judgment.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires that our executive officers and directors, as well as persons who own more than 10% of a class of our equity securities, file reports of their ownership of such securities, as well as monthly statements of changes in such ownership, with us and the Securities and Exchange Commission. Based upon written representations we have received from our executive officers and directors and the reports filed with us during 2004, we believe that all such filings required during 2004 were made on a timely basis.

ANNUAL REPORT

A copy of our 2004 Annual Report to Shareholders is being mailed to you with this proxy statement.

DEADLINES FOR SHAREHOLDER PROPOSALS

If you wish to submit a proposal for inclusion in our proxy statement for our 2006 Annual Meeting of Shareholders, you must deliver the proposal in writing to our Secretary at our principal executive offices at 380 Sentry Parkway, Blue Bell, Pennsylvania 19422, no later than November 29, 2004. Any shareholder who wishes to present a proposal from the floor of the 2006 Annual Meeting must notify our Secretary in writing of the proposal not later than the close of business on December 29, 2005. The notice must also include the other information specified in our Bylaws. Any shareholder who wishes to introduce a proposal should consult our Bylaws and applicable proxy rules of the Securities and Exchange Commission.

If you wish to nominate someone for the Board of Directors at an Annual Meeting, you must notify our Secretary in writing of the nomination not later than the close of business on December 29, 2005. The notice must include certain information about the shareholder and nominee as specified in our Bylaws. Each nominee must also provide our Secretary with a written consent to serve if elected.

By Order of the Board of Directors,

March 29, 2005	Neal C. Schneider
Chairman of the Board

PMA CAPITAL CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 5, 2005
THIS PROXY/VOTING INSTRUCTION IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Joseph W. La Barge, William E. Hitselberger and Robert L. Pratter, each or any of them, proxies of the undersigned, with full power of substitution, and each of them is hereby authorized to represent the undersigned and to vote all shares of Class A Common Stock of PMA Capital Corporation (the “Company”) that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at the Company, 380 Sentry Parkway, Blue Bell, Pennsylvania 19422 on Thursday, May 5, 2005 at 9:00 a.m., local time, and at any adjournments thereof.

This proxy/voting instruction, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made by a record holder, this proxy/voting instruction will be voted FOR the nominees for director set forth in Item 1 and FOR the proposal in Item 2. The proxy/voting instruction also covers all shares as to which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the Trustee under the Company’s 401(k) Plan. If no voting instruction is given to the Trustee, the Trustee will vote your shares on a pro rata basis based on the votes of other 401(k) Plan participants.

(Continued, and to be marked, dated and signed on the other side)

(Please sign, date and return
this proxy in the enclosed
postage prepaid envelope.)            [X]
                        Votes must be indicated
                        (x) in Black or Blue ink.

The Board of Directors recommends a vote FOR Items 1 and 2.

Item 1. Election of Directors
FOR AGAINST ABSTAIN Item 2. Ratification of Deloitte & Touche LLP [ ] [ ] [ ] as independent auditors for 2005.

(INSTRUCTIONS: To withhold authority to vote for any
individual nominee mark the “Exceptions” box and strike a
line through the nominee’s name.)

FOR    []   WITHHOLD  [  ]               [  ]
ALL         FOR ALL         EXCEPTIONS

Nominees:     Peter S. Burgess
        James C. Hellauer
        Roderic H. Ross
        Charles T. Freeman

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments thereof.

To change your address, please mark this box.      [ ]

To include any comments, please mark this box.    [ ]

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.	Date Share Owner sign here Co-owner sign here